Exhibit 99.1
LUMINEX ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
AUSTIN, Texas (March 4, 2008) — Luminex Corporation (NASDAQ: LMNX), the worldwide leader in multiplexed solutions, today announced the following executive management organizational changes effective March 1, 2008. Randel S. Marfin has been named to the new position of vice president of strategic development, Gregory J. Gosch has been named vice president of the Luminex Bioscience Group and Darin Leigh has been named vice president of sales and marketing.
“We are excited about the growth of Luminex and the success of xMAP® technology in our targeted market segments. These executive changes are in response to our Company’s growth and will help us execute as we continue on our anticipated growth trajectory,” said Patrick J. Balthrop, president and chief executive officer of Luminex. “The changes were made to help us explore new applications for xMAP Technology, expand our business, and increase our market share in diagnostics and life science research.”
Strategic Development
In the newly-created position of vice president of strategic development, Mr. Marfin will be responsible for identifying and building business growth plans that will allow Luminex to access and penetrate new high-value growth markets for our multiplexing technology. Mr. Marfin’s initial focus will be in food safety and animal health, an area that Luminex has entered with a recently announced collaboration with Tyson Foods.
Mr. Marfin joined Luminex in June 1998 and previously served as vice president of the Luminex Bioscience Group. He also formerly served as vice president, sales and business development.
Luminex Bioscience Group
Mr. Gosch will replace Mr. Marfin as vice president of the Luminex Bioscience Group (LBG), which develops and markets innovative and novel testing applications based on xMAP Technology. Since its creation in 2005, the Luminex Bioscience Group has launched unique products, including a pneumococcal assay that can test for the 14 most common pneumococcal serotypes, and the FlexmiR™, line of microRNA products.
As vice president of the Luminex Bioscience Group, Mr. Gosch will oversee the group’s business development, assay product development, and manufacturing and commercial strategies.
Sales and Marketing
Darin Leigh was previously senior director of sales and marketing for diagnostics at Luminex.
Mr. Leigh will replace Mr. Gosch as vice president of sales and marketing. Mr. Leigh will manage Luminex’s worldwide sales and marketing efforts and will be responsible for driving increased adoption of Luminex’s xMAP Technology across life science research and diagnostic markets.
Before joining Luminex, Mr. Leigh held a number of positions at Abbott Laboratories in Europe and in the United States. Between 2001 and 2005 these included positions in global marketing, with responsibilities for the launch of the Abbott Architect immunochemistry systems. Previously, he held positions in sales with laboratory suppliers in the United Kingdom. Mr. Leigh holds a degree in Medical Laboratory Sciences from the University of London.
-MORE-

LMNX Announces Executive Management Changes

March 4, 2008
About Luminex Corporation
Luminex Corporation develops, manufactures and markets proprietary biological testing technologies with applications throughout the diagnostic and life sciences industries. The Company’s xMAP® multiplex solutions include an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP technology is sold worldwide and is already in use in leading clinical laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex Corporation or xMAP technology can be obtained at www.luminexcorp.com.
Statements made in this release that express Luminex’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “could,” “should” and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’s products, the Company’s dependence on strategic partners for development, commercialization and distribution of products, concentration of the Company’s revenue in a limited number of strategic partners, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle and bulk purchases of consumables, Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, potential shortages of components, competition, the timing of regulatory approvals, the implementation, including any modification, of the Company’s strategic operating plans, risks and uncertainties associated with implementing our acquisition strategy and the ability to integrate acquired companies or selected assets into our consolidated business operations, as well as the risks discussed under the heading “Risk Factors” in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward- looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
Luminex Corporate Contact:
Harriss T. Currie
Vice President, Finance and Chief Financial Officer
512-219-8020
hcurrie@luminexcorp.com
Luminex Media Contact:
Nicole L. Cottrill
615-327-7999
ncottrill@seigenthaler.com
-END-